Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Invivo Therapeutics Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	856,289	(2)	$2.20	(3)	$1,883,835.80	(3)	$0.00011020	$207.60
Total Offering Amounts							$—			$—
Total Fee Offsets										—
Net Fee Due										$207.60

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 56,289 additional shares available for grant under the 2015 Equity Incentive Plan (the “2015 Plan”), which represents a portion of the 108,000 total shares approved for issuance under the 2015 Plan at the Company’s 2021 Annual Shareholder Meeting and not previously registered under the Securities Act, adjusted to reflect the Company’s 1-for-25 reverse stock split effected April 26, 2022; plus (ii) 800,000 additional shares available for grant under the 2015 Plan approved for issuance under the 2015 Plan at the Company’s 2022 Annual Shareholder Meeting.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Capital Market on November 4, 2022.